Exhibit 8.1

November 16, 2018

Bluerock Residential Growth REIT, Inc.

712 Fifth Avenue

9th Floor

New York, New York 10019

Re: Bluerock Residential Growth REIT, Inc. Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale of up to 500,000 Units consisting of 500,000 shares of Series B Redeemable Preferred Stock, par value $0.01 per share, of the Company and Warrants to purchase up to 10,000,000 shares of Class A Common Stock, par value $0.01 per share, of the Company pursuant to a prospectus supplement filed on November 16, 2018 (the “Prospectus Supplement”), forming part of the Registration Statement on Form S-3 (File No. 333-224990) filed with the Securities and Exchange Commission on May 17, 2018 (the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with the opinions rendered in (a) and (b) below (together, the “Tax Opinion”), we have examined the following:

1.	the Registration Statement, the prospectus filed as part of the Registration Statement (the “Prospectus”), and the Prospectus Supplement;

2.	the Company’s Second Articles of Amendment and Restatement filed on March 26, 2014 (the “Charter”), the Company’s First Articles of Amendment to the Charter filed on March 26, 2014, the Company’s Second Articles of Amendment to the Charter filed on March 26, 2014, the Company’s Third Articles of Amendment to the Charter filed on March 31, 2014, the Company’s Fourth Articles of Amendment to the Charter filed on March 31, 2014 with the Department of Assessments and Taxation of the State of Maryland, the Articles Supplementary designating the Company’s 8.250% Series A Cumulative Redeemable Preferred Stock, the Articles Supplementary designating the Company’s Series B Redeemable Preferred Stock, the Articles Supplementary designating the Company’s 7.625% Series C Cumulative Redeemable Preferred Stock, and the Articles Supplementary designating the Company’s 7.125% Series D Cumulative Preferred Stock;

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	901 East Byrd Street, Suite 1500 Richmond, VA 23219 Tel +1.804.327.6300 Fax +1. 804.327.6301 www.velaw.com

November 16, 2018 Page 2

3.	the Second Amended and Restated Agreement of Limited Partnership of Bluerock Residential Holdings, L.P. (the “Operating Partnership”) (such agreement, the “OP LPA”), the First Amendment to the OP LPA, the Second Amendment to the OP LPA, the Third Amendment to the OP LPA, the Fourth Amendment to the OP LPA, the Fifth Amendment to the OP LPA, the Sixth Amendment to the OP LPA, the Seventh Amendment to the OP LPA, the Eighth Amendment to the OP LPA; the Ninth Amendment to the OP LPA; the Tenth Amendment to the OP LPA; and the Eleventh Amendment to the OP LPA; and

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the Tax Opinion rendered below, we have assumed, with your consent, that:

1.        each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.        during its taxable year ending December 31, 2018, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.        the Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.        no action will be taken by the Company or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the Tax Opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

November 16, 2018 Page 3

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussions in the Prospectus under the caption “Material Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a)         the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2010 through December 31, 2017, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2018 and thereafter; and

(b)         the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material Federal Income Tax Considerations” and in the Prospectus Supplement under the heading “Additional Material Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed.

Moreover, we have not participated in the preparation of the Registration Statement, except with respect to the section entitled “Material Federal Income Tax Considerations” in the Prospectus and the section entitled “Additional Material Federal Income Tax Considerations” in the Prospectus Supplement, and we do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement, except to the extent described above with respect to the section entitled “Material Federal Income Tax Considerations” in the Prospectus and the section entitled “Additional Material Federal Income Tax Considerations” in the Prospectus Supplement.

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The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus and under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Vinson & Elkins LLP
Vinson & Elkins LLP